Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated March 31, 2025, with respect to the consolidated financial statements of Alpha Cognition Inc. (the “Company”) as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, incorporated by reference in the Company’s Registration Statement on Form S-8 dated January 9, 2026.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia, Canada

January 13, 2026